Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of April 15, 2015 (such date, the “Effective Date”), by and between BGC Partners, L.P., a Delaware limited partnership (“BGC”), GFI Group Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Michael Gooch, an individual (“Executive”) (BGC, the Company and Executive collectively referred to herein as the “Parties”).

WHEREAS, Executive is currently employed by the Company; and

WHEREAS, BGC and the Company have entered into a Tender Offer Agreement, dated as of February 19, 2015 (the “Tender Offer Agreement”), pursuant to which the parties have agreed to make certain representations, warranties, covenants and agreements in connection with BGC’s cash tender offer to purchase all of the outstanding shares of common stock of the Company (the “Offer”); and

WHEREAS, the Parties desire to enter into an employment agreement (this “Agreement”), on the terms and conditions set forth below, to provide for the continuing employment of Executive after the acceptance for payment of shares of the Company’s common stock pursuant to and subject to the terms of the Offer upon expiration of the Offer (the “Offer Closing”).

NOW, THEREFORE, in consideration of the mutual agreements set forth below, the Parties therefore agree as follows:

Section 1.  Employment and Term.

The Company will continue to employ Executive on the terms and conditions set forth in this Agreement as Executive Chairman of the GFI Division (as defined below) and Vice Chairman of BGC, with the duties set forth in Section 2 of this Agreement, for a term beginning on the Effective Date and ending on October 31, 2018 (such period, the “Term of Employment”).  Upon the end of the Term of Employment, Executive will resign from any officer and/or director positions he may hold.

Section 2.  Duties.

During the Term of Employment, Executive (i) shall have such duties as Executive and the then-Chairman or then-President of BGC reasonably agree from time to time and shall dedicate as much time as is, in Executive’s reasonable judgment, necessary or advisable for the performance of such duties, (ii) shall have such authority as designated by the then-Chairman or then-President of BGC from time to time, (iii) upon request by the then-Chairman or then-President of BGC (or his designee), shall use his reasonable best efforts to assist the then-Chairman or then-President of BGC (or his designee) to advance the interests of the Company and its Affiliates within a reasonable amount of time of such request, and (v) shall not engage in any activity inimical to the best interests of the Company, the GFI Brand (as defined below), BGC or any of their respective Affiliates (including, but not limited to, acting in violation of BGC’s written policies and procedures as in effect from time to time to be provided to Executive that are not in direct conflict with this Agreement) and shall not otherwise take any action to harm, that harms, or that could reasonably be expected to harm, the Company, BGC or any of their respective Affiliates.

The Parties expressly agree that Executive’s position hereunder is not a full-time position and that Executive’s duties shall not involve any fixed time commitment on the part of Executive. From the Effective Date through the closing of the Back-End Mergers pursuant to Section 5.16 of the Tender Offer Agreement, Executive agrees to serve as a director of the Company, provided that if the Election (as defined in the Tender Offer Agreement) is not made by the expiration of the Election Period (as defined in the Tender Offer Agreement), Executive shall immediately resign his position as director of the Company. For purposes of this Agreement, the terms “GFI Division” and “GFI Brand” shall be used interchangeably and shall mean, as applicable, (i) the inter-dealer brokerage business, as conducted by the Company and its subsidiaries (the “IDB Business”), or (ii) the IDB Business, as conducted by the Company and its subsidiaries, operating as a GFI-branded division of either BGC of an Affiliate of BGC.

Section 3.  Compensation and Fringe Benefits During the Term of Employment.

(a)        Base Salary.  During the Term of Employment, the Company shall pay Executive a base salary at the annualized rate of Thirty-Six Thousand Dollars ($36,000) (“Salary”), prorated for any partial year, payable in accordance with the applicable payroll practices in effect at the time.

(b)        Equity Compensation.  With respect to each fiscal year (or partial fiscal year) of BGC Partners, Inc. (“BGCP”) during the Term of Employment, Executive shall receive, subject to the terms and conditions set out in this Agreement, one or more awards (each, an “Award”) of REUs and PREUs in BGC Holdings, L.P. (“BGCHLP”) having a combined aggregate Post-Termination Amount (as defined in the Agreement of Limited Partnership of BGC Holdings, L.P. amended and restated as of March 31, 2008, as amended from time to time (the “BGC Partnership Agreement”)) of One Million Dollars ($1,000,000) on an annualized basis (prorated for any partial fiscal year of BGCP during the Term of Employment) as determined and administered in accordance with the then-current practices of BGCHLP (the “Annual Award”), provided that the Annual Award will be granted in quarterly installments, such that Executive will receive Awards with an aggregate Post-Termination Amount of Two Hundred Fifty Thousand Dollars ($250,000) as soon as practicable following the end of each fiscal quarter (prorated for any partial fiscal quarter of BGCP during the Term of Employment), and further provided that a portion of the above-referenced REUs and PREUs having a Post-Termination Amount of Thirty-Six Thousand Dollars ($36,000) on an annualized basis shall be subject to the satisfactory achievement of such performance goals as may be established by the Compensation Committee or such other applicable committee or group of independent directors of the Company, the GFI Brand, or BGCP, as appropriate and applicable, in its absolute discretion from time to time.  The ratio of REUs and PREUs in each Award shall be consistent with the then-current ratio in which REUs and PREUs are distributed to BGC’s senior executives based in the United States.  All REUs and PREUs issued in satisfaction of the obligation under this Section 3(b) shall be fully vested on issuance. Each Award shall only be forfeitable if Executive violates any restrictive covenants, including, without limitation, any of the Covenants (as defined below) and any restrictive covenants set forth in the Non-Competition and DE Bonus Award Agreement to be entered into between Executive and BGC Partners, Inc. (the “DE Bonus Award Agreement”) or the agreement containing certain obligations, conditions and covenants set forth in Annex B to the Tender Offer Agreement to be entered into by Executive in connection with the Back-End Mergers pursuant to Section 5.16 of the Tender Offer Agreement.

Receipt by Executive of each Award shall be subject to the terms of the BGC Partnership Agreement and the BGCHLP Participation Plan, as amended from time to time, and any applicable award agreement thereunder, which shall be generally consistent with the terms of regular compensatory awards of the same partnership unit types.

(c)        Discretionary Bonus.  Executive may also be eligible to receive discretionary bonuses during the Term of Employment.  Any such discretionary bonus may be in the form of cash, a contingent non-cash grant or a combination thereof, subject to the terms of the grant document(s) under which such non-cash grant was awarded, including any vesting and cancellation provisions and restrictive covenants contained therein. Employee understands that such non-cash grant (if any) may consist of REUs, RPUs, PSEs, PSIs or PSUs as those terms are defined in the BGC Partnership Agreement, or may consist of any other form of non-cash grant.  With respect to each such discretionary bonus (if any), as of the bonus payment date, Employee must still be employed by and performing substantial services for BGC, not given notice of resignation, and not breached this Agreement in order to receive any bonus.

(d)       Deferred Cash Award.  As additional consideration for Executive entering into this Agreement and in recognition of the contributions Executive is expected to make to the Company, the Company shall accelerate and vest the 94,487 unvested restricted stock units granted to Executive pursuant to the Restricted Stock Unit Award Agreement pursuant to the GFI Group Inc. 2008 Equity Incentive Plan between the Company and Executive dated as of March 31, 2013 and the Restricted Stock Unit Award Agreement pursuant to the GFI Group Inc. 2008 Equity Incentive Plan between the Company and Executive dated as of March 31, 2014 (collectively, the “2013 and 2014 Award Agreements”), which have been converted to Deferred Cash Awards pursuant to the Tender Offer Agreement, and shall accelerate and vest the Deferred Cash Award in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) that was awarded to Executive on or around March 31, 2015 (together with the 94,487 unvested restricted stock units granted pursuant to the 2013 and 2014 Award Agreements, the “Outstanding Deferred Cash Awards”). Executive agrees and acknowledges that the Outstanding Deferred Cash Awards have a total aggregate value of Seven Hundred and One Thousand Three Hundred Seventy-One Dollars ($701,371). The Outstanding Deferred Cash Awards shall be accelerated and payable to Executive within ten (10) days of this Agreement being fully executed. Employee agrees and acknowledges that payment of the Outstanding Deferred Cash Awards pursuant to this Section 3(d) shall be in full satisfaction of any rights or interest he had, has, or might have in respect of the 2013 and 2014 Award Agreements and the Deferred Cash Award made to him on or about March 31, 2015, and Executive releases all claims, known or unknown, with respect to such awards.

(e)        Fringe Benefits.  During the Term of Employment, the Company shall make available to Executive the following benefits and perquisites: (i) access to use of the Company’s then-current corporate apartment in New York, New York, which may be available to other Company executives from time to time, (ii) continued use of Executive’s office as of the Effective Date, or another suitable office located in New York, New York, and (iii) a full-time personal secretary, consistent with Executive’s arrangements in effect as of the Effective Date.

(f)        Expenses.  During the Term of Employment, the Company shall reimburse Executive for normal, reasonable, and approved out-of-pocket business expenses incurred by Executive in connection with the performance of his duties and responsibilities hereunder (including, without limitation, reasonable travel expenses) in accordance with the Company’s travel and entertainment expense policy applicable to Executive (which may be modified or amended as determined by the Company from time to time); provided that if Executive is authorized to travel via air in connection with the performance of his duties and responsibilities under this Agreement, Executive may travel by business class notwithstanding anything to the contrary in the applicable travel and entertainment expense policy.

(g)        Withholding.  All compensation payable under this Agreement shall be subject to applicable withholding and other applicable taxes and deductions and shall become earned and payable only if Executive is employed by the Company or any of its Affiliates at the time payment is made.  For the avoidance of doubt, in no event shall any amounts received by Executive (i) with respect to any dividends payable for his shares of the Company, (ii) pursuant to the tendering of any shares in connection with the Offer, or (iii) in connection with the closing of the Back-End Mergers (as defined in the Tender Offer Agreement), in each case excepting payments with respect to unvested shares, if any, owned by Executive for which an election under Section 83(b) of the Internal Revenue Code has not been properly made, be characterized by the Company as compensation for services provided by Executive for the Company for tax purposes. Notwithstanding the foregoing, if the Internal Revenue Service or any other applicable taxing authority asserts a claim against Executive characterizing any such payments as compensation, the Company may file a protective claim to characterize such payments as compensation and shall resolve any such claim in the same manner as the assertion by such applicable taxing authority is finally resolved against Executive.

Section 4.        Assignment of Inventions and Intellectual Property.

(a)        The term “Proprietary Rights” means all trade secrets, trademarks, service marks, patents, copyrights, mask works and other intellectual property rights throughout the world.  The term “Inventions” means all Proprietary Rights, inventions, ideas, processes, formulas, source and object codes, data, programs, technology, writings, software programs, other works of authorship, know-how, discoveries, developments, designs, schematics, manuals, drawings, techniques, employee suggestions, development tools, computer printouts, or any claim of rights (or any related improvements or modifications to the foregoing).

(b)        Subject to Sections 4(c) and 4(d), Executive hereby assigns and agrees to assign in the future (when any such Invention or Proprietary Right is first reduced to practice or first fixed in a tangible medium, as applicable) to the Company, BGC or any of their respective Affiliates, as applicable, all right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during or at any time after the period of employment with the Company, which (i) relate to methods, designs, brokerage or other products, trading systems and screens or any other processes which relate to or pertain to the actual or anticipated business, functions, operations, research or development of the Company, BGC or any of their respective Affiliates, (ii) arise (wholly or partly) from Executive’s efforts during any time that Executive is employed by the Company or utilizing any physical or intellectual property owned by the Company, BGC or any of their respective Affiliates, or (iii) is based on any information or knowledge gained by Executive through his employment with the Company.

Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section, are hereinafter referred to as “Company Inventions.”

(c)        During Executive’s period of employment, and for twelve (12) months thereafter, Executive will promptly disclose to the Company, fully and in writing, all Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others.  In addition, Executive will promptly disclose to the Company all patent applications filed by Executive or on his behalf within twelve (12) months after termination of employment.

(d)       Executive also agrees to assign all right, title and interest in and to any particular Company Invention to a third party as directed by the Company.

(e)        Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment with the Company and which may be protected by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C. Section 101) and are the property of the Company, BGC or any of their respective Affiliates, as applicable, without limitation which shall own all rights of copyright therein including the sole and exclusive right to reproduce such works in multiple copies of distribution or sale to the public and to create and exploit derivative works based thereon.

(f)        Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of employment.

Section 5.  Restrictive Covenants.

(a)        General.  Executive covenants and agrees that he shall not, at all times while employed by the Company, BGC, BGCP or any of their Affiliates (collectively, the “BGCP Group”) and for a period of twelve (12) years after termination of Executive’s employment for any reason (collectively, the “Restricted Period”), directly or indirectly, alone or by action in concert with others (including with or through any Representative):

(i)         solicit, induce, or influence, or attempt to solicit, induce or influence, any partner, employee or consultant of BGCP or any of its Affiliates (which, for avoidance of doubt, include, without limitation, the Company and any Affiliates thereof), or any member of the Cantor Group (as defined herein) to terminate their employment or other business arrangements with BGCP or any of its Affiliates or any member of the Cantor Group, or to engage in any Competing Business or hire, employ, engage (including as a consultant or partner) or otherwise enter into a Competing Business with any such Person;

(ii)        solicit any of the customers of BGCP or any of its Affiliates, or any member of the Cantor Group (or any of their employees), induce such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, BGCP or any of its Affiliates or any member of the Cantor Group;

(iii)       do business (if such business would constitute a Competing Business) with any person who was a customer of BGCP or any of its Affiliates or any member of the Cantor Group during the twelve (12) month period prior to the applicable date during the Restricted Period on which a determination of whether any such activity constitutes a Competing Business is being made for purposes of this Agreement;

(iv)       directly or indirectly engage in, represent in any way, or be connected with, any Competing Business, competing with the business of BGCP or any of its Affiliates or any member of the Cantor Group, whether such engagement shall be as an officer, director, owner, employee, partner, consultant, Affiliate, investor, creditor or other participant in any Competing Business;

(v)        assist others in engaging in any Competing Business in the manner described in the foregoing clause (iv);

(vi)       take any action that results directly or indirectly in revenues or other benefit for Executive or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (ii) through (v) above;

(vii)      make or participate in the making of (including through any of Executive’s Representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding (A) BGCP, any member of the Cantor Group or any of their Affiliates, or (B) the senior executive officers of  BGCP, any member of the Cantor Group or any of their Affiliates, or are otherwise contrary to the interests of BGCP, any member of the Cantor Group or any of their Affiliates, as determined by the General Partner in its sole and absolute discretion;

(viii)     breach Executive’s duty of loyalty to the Partnership (as defined below);

(ix)       take advantage of, or provide another person with the opportunity to take advantage of, a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation) including opportunities related to intellectual property, which for this purpose shall require granting BGC Partners, LLC (the “General Partner”) a right of first refusal for the General Partner to acquire any assets, stock or other ownership interest in a business being sold by Executive or any Affiliate of Executive, if an investment in such business would constitute a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation), that has not been presented to and rejected by the General Partner or that the General Partner rejects but reserves for possible further action by the General Partner in writing, unless otherwise consented to by the General Partner  in writing in its sole and absolute discretion; or

(x)        otherwise take any action to harm, that harms, or that reasonably could be expected to harm BGCP or any of its Affiliates, or any member of the Cantor Group, including, without limitation, any breach of the provisions of Section 5(c) below.

(b)        Notwithstanding the foregoing, nothing in this Section 5 shall prohibit Executive from acquiring or owning, in accordance with BGCP’s policies and procedures regarding personal securities transactions (for so long as Executive is an employee of BGCP or one of its Affiliates), less than one percent (1%) of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market.  The determination of whether Executive breaches any of the conditions, obligations and covenants (the “Covenants”) set forth in Section 5(a) or Section 5(c) shall be made in good faith by the then-Chairman of BGCP (or his designee).

(c)        Confidentiality.

(i)         In addition to any other obligations set forth in this Agreement, Executive recognizes that confidential information has been and will be disclosed to such Executive by the Partnership (as defined herein) and members of the BGCP Group (including but not limited to the Company and the GFI Brand). Executive expressly agrees, at all times on and after the date of this Agreement, whether or not at the time a member of the Partnership (a “Partner”) or providing services to the Partnership, any member of the BGCP Group (including, without limitation, as an employee of the Company and the GFI Brand), to (A) maintain the confidentiality of, and not disclose to any Person without the prior written consent of BGCP, any financial, legal or other advisor to BGCP, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its Affiliates (including the Company and the GFI Brand) or any dispute that shall not be generally known to the public or the securities industry and (B) not to use such confidential information other than for the purpose of evaluating such Executive’s investment in the Partnership, if applicable, or in connection with the discharge of any duties to the Partnership or any member of the BGCP Group (including the Company and the GFI Brand) Executive may have in such Executive’s capacity as an officer, director, employee or agent of any member of the BGCP Group (including the Company and the GFI Brand).

(ii)        In the event that any third party requests information from Executive (whether during the period in which Executive is a Partner or otherwise during the Restricted Period), regarding any matter related to Executive’s employment by any member of the BGCP Group (including the Company and the GFI Brand) or Executive’s role as a Partner, as the case may be, Executive will promptly contact and notify the General Counsel of BGCP before responding to such requests for information, so that BGCP may take appropriate action to protect the Partnership’s and the BGCP Group’s interests. However, Executive shall not have any obligation to contact and notify the General Counsel of BGCP prior to any such timely discussions between Executive and his or her legal counsel or his or her certified public accountant.

(iii)       In the event that Executive is subpoenaed, or asked, to testify as a witness or to produce documents in any legal or administrative or other proceeding related to the Partnership or any member of the BGCP Group (whether during the period in which Executive is a Partner or otherwise during the Restricted Period), or otherwise required by law to disclose confidential information, Executive will promptly notify the Partnership and BGCP of such subpoena or request and meet with Partnership Representatives for a reasonable period of time prior to any such appearance or production.

(iv)       So long as Executive shall have complied with his or her obligations under clauses (ii) and (iii) of Section 5(c), if, after a reasonable period after Executive notifies the Partnership and BGCP of any request or subpoena, the Partnership and BGCP are not able to obtain a protective order or other appropriate protection of such information, then Executive may make such disclosures, notwithstanding any other restrictions contained in this Agreement.

(d)       Definitions.  Defined terms used but not otherwise defined in this Section 5 or otherwise in this Agreement shall have the meanings given to them in the Tender Offer Agreement.  For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, at the time of determination, another Person, whether now existing or hereafter arising, that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether though the ownership of voting securities, by contact, as trustee or executor or otherwise.

“Cantor Group” means, collectively, Cantor Fitzgerald, L.P., a Delaware limited partnership, its subsidiaries, and the limited and general partnerships, corporations or other entities owned, controlled by or under common control with BGCP or BGC Holdings, L.P., a Delaware limited partnership (the “Partnership”).

“Competing Business” means an activity that (w) involves the development and operations of voice, hybrid or electronic trading systems, (x) involves the conduct of the wholesale or institutional brokerage business, (y) consists of marketing, manipulating or distributing financial price or other information of a type supplied by BGCP or any of its Affiliates or any member of the Cantor Group to information distribution services or (z) competes with any other business conducted by BGCP or any of its Affiliates, or any member of the Cantor Group if such business was first engaged in by BGCP or any of its Affiliates or any member of the Cantor Group or BGCP or any of its Affiliates or any member of the Cantor Group took substantial steps in anticipation of commencing such business and prior to the applicable date during the Restricted Period that a determination of whether any such activity constitutes a Competing Business is being made for purposes of this Agreement; including, for the avoidance of doubt, on and after the Offer Closing Date, any business activity, wholly or partly, in the same or similar business operated by (including providing services or products similar to or that compete with the products and/or services offered or contemplated by) the Company and its Affiliates (including the GFI Brand), or any such business which is contemplated by the Company or its Affiliates for which the Company or any Affiliate has taken preparatory steps at the later of the Determination Date or the date Executive ceases to provide services to the BGCP Group (including without limitation the GFI Brand).

“Person” means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person, including immediate family members.

Section 6.                                Severability of Covenants.

The Covenants contained in Section 5 shall be construed as a series of separate covenants. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then the Parties agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 5 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then the Parties agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

Section 7.                                Executive Acknowledgements and Further Agreements.

(a)                                     Executive acknowledges that (i) Executive has a substantial interest in the Company and is a key employee of the Company; (ii) the goodwill associated with the existing business, customers and assets of the Company prior to the Offer Closing is an integral component of the value of the Company to BGCP and is reflected in the consideration payable in connection with the Offer Closing; and (iii) Executive’s agreement as set forth herein is necessary to preserve the value of the Company for BGCP following the Offer Closing. Executive also acknowledges and agrees that the provisions of this Agreement, specifically including of Section 5, are reasonable in scope and duration and are necessary to protect the interests of BGCP and the Company, including, without limitation, because, among other things: (A) the Company and BGC are engaged in a highly competitive industry; (B) Executive has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the GFI Brand; and (C) Executive believes that this Agreement provides no more protection than is reasonably necessary to protect BGCP’s legitimate interest in the goodwill, trade secrets and confidential information of the Company.

(b)                                    Executive further acknowledges and agrees that BGCP may condition the receipt of any award of Partnership units hereunder upon: (i) the execution of a release of claims against the BGCP Group, substantially in the form that Partners are required to execute pursuant to Section 12.02(k) of the BGC Partnership Agreement; and (ii) the receipt of a certification, in form and substance reasonably acceptable to BGCP and consistent with any such certification required of any other Partner pursuant to Section 12.02(c)(vii) of the BGC Partnership Agreement, that such Person has not engaged in any of the activities described in Section 5, and that Executive shall be liable for all damages (including any payments received in respect of any BGC Partnership Award under the BGC Partnership Agreement made as a result of a false certification) resulting from the inaccuracy of any such certification, consistent with the provisions of Section 12.02(c)(vii) of the BGC Partnership Agreement. Executive further agrees that execution of this Agreement shall be deemed to constitute execution of the BGC Partnership Agreement as a Partner, effective as of the Determination Date.

Section 8.                                Remedies.

Notwithstanding Section 10 below, the Parties agree that any remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of any of the Covenants (to be determined in the good faith determination of the then-Chairman of BGCP (or his designee)), at any time during the Restricted Period, BGCP and its Affiliates shall be entitled to an injunction restraining Executive from breaching or otherwise violating any provision of this Agreement without proof of special damages or the posting of any bond or other security, as well as all other legal and equitable remedies. Executive agrees not to oppose the granting of injunctive or other equitable relief as a remedy and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Nothing herein contained shall be construed as prohibiting BGCP or any of its Affiliates from pursuing any other remedies available to it for such breach or threatened breach during the Restricted Period, including, without limitation, the immediate termination of all of Executive’s rights under this Agreement (including the forfeiture by Executive of any REUs and PREUs delivered to Executive under this Agreement or the BGC Partnership Agreement and immediate cessation of Executive as a Partner without consideration in respect thereof), the immediate return by Executive to BGCP of any REUs and PREUs (or the value thereof) or any other BGC Partnership Award or cash or BGCP Shares transferred to Executive under this Agreement or any BGCP equity incentive plan, and the recovery of damages from Executive generally. In addition, if Executive is determined to have breached any of the Covenants at any time during the Restricted Period, Executive shall indemnify BGCP and its Affiliates for and pay any resulting attorney’s fees and expenses of BGGP and its Affiliates incurred to enforce any of the terms of this Agreement.

Executive’s eligibility to receive any applicable merger consideration in connection with the Back-End Mergers described in Section 5.16 of the Tender Offer Agreement (the “Back-End Merger Consideration”) shall be governed by the Tender Offer Agreement and any related agreements and provisions referenced therein but not this Agreement per se, provided that, for avoidance of doubt, (i) if Executive breaches any of the Covenants prior to his receipt of the Back-End Merger Consideration to be paid to him pursuant to Section 5.16 of the Tender Offer Agreement, then neither BGCP nor any of its Affiliates shall have any obligation to pay the Back-End Merger Consideration to Executive, and (ii) if Executive was in full compliance with all of the Covenants, and otherwise eligible to receive the Back-End Merger Consideration, at the time the Back-End Merger Consideration was paid to him, but later breaches any of the Covenants, then BGCP and its Affiliates shall be entitled to such equitable and/or legal relief available to it/them for such breach, but shall not have the right to rescind the Back-End Merger Consideration.

Section 9.                                Non-Exclusivity.

The rights and remedies of BGCP and its Affiliates hereunder are not exclusive of or limited by any other rights or remedies that BGCP and its Affiliates may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of BGCP and its Affiliates hereunder, and the obligations and liabilities of Executive hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

This Agreement does not limit Executive’s obligations or the rights of BGCP or any of its Affiliates under the terms of any other agreement between Executive and BGCP or any of its Affiliates.

Section 10.                        Dispute Resolution.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.  Except as otherwise required by the rules and regulations of FINRA, and subject to the provisions of Section 8 hereof, any disputes, differences or controversies arising under this Agreement shall be heard solely in, and resolved by, a judge either in a court sitting in a New York County, City, or State, or in the county in which Executive’s assigned Company office is located, if such office location is outside New York State. Wherever the dispute is resolved, Executive, the Company and BGC agree and understand that any trial will not be before a jury, and Executive, the Company and BGC waive any jury trial right.  Executive hereby irrevocably consents to the service of process in any such action or proceeding by mailing copies thereof by registered U.S. mail, postage prepaid, to the address set forth above.  To the maximum extent permitted by law, Executive, the Company and BGC waive any right to seek any damages that are not solely compensatory in nature. This waiver includes waiver of damages that are not solely compensatory, whether special, exemplary, multiple (e.g., treble), or punitive damages or penalties, or amounts in the nature of special, exemplary, multiple, or punitive damages or penalties or by any other name. Executive, the Company and BGC make this waiver regardless of the nature or form of the claim or grievance. If the law does not permit this waiver for a particular claim, then the law overrides this waiver, but only for a claim or damage where the law requires overriding this waiver.  If an applicable statute or another agreement discusses awards of attorneys’ fees, such statute or agreement will apply.  In addition, whether or not there is any such applicable statute, at any point either party may in writing offer to pay the other a stated amount of money, or partnership interests or stock in a Company or BGC entity (the “Offeror”) to resolve the matter in return for a general release of the Offeror. The other party (“Offeree”) will have fourteen (14) calendar days from the day after the offer is sent to accept.  If the Offeree does not unconditionally accept in writing within the fourteen (14) calendar days and, thereafter, is awarded less than the amount offered, the Offeror shall be awarded its attorneys’ fees and costs and disbursements from the date of the offer.  Such amount shall be offset against any damages awarded to the Offeree, and, if greater than the damages awarded, the net deficit shall be entered as an award in favor of the Offeree.

Section 11.                        Entire Agreement; Enforceability; Partial Invalidity.

(a)                               This Agreement contains the entire agreement of the Parties with respect to the terms and conditions of Executive’s employment and supersedes any and all prior agreements and understandings between or among any of the Parties with respect to the terms and conditions of Executive’s employment, including without limitation the Disability Agreement between Executive and the Company, dated as of December 30, 2004, as amended (but excluding, for the avoidance of doubt, the DE Bonus Award Agreement and the agreement containing certain obligations, conditions and covenants set forth in Annex B to the Tender Offer Agreement to be entered into by Executive in connection with the Back-End Mergers pursuant to Section 5.16 of the Tender Offer Agreement).

(b)                              The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.  In the event that a court of competent jurisdiction shall determine that any covenant set forth in this Agreement is impermissibly broad in scope, duration or geographical area, or is in the nature of a penalty, then the Parties intend that such court should limit the scope, duration or geographical area of such covenant to the extent, and only to the extent, necessary to render such covenant reasonable and enforceable, and enforce the covenant as so limited, provided that Section 6 above shall govern the Covenants contained in Section 5.

Section 12.                        Miscellaneous.

(a)                               No waiver or modification of this Agreement shall (i) be binding upon any Party unless in writing and signed by the Parties and (ii) be deemed to be a subsequent waiver or modification of the same or any other term, covenant or condition in this Agreement.

(b)                              This Agreement is personal to Executive and may not be assigned, in whole or in part, by Executive without the prior written consent of the Company and BGC, and any purported assignment hereof in violation of this provision shall be null and void.  This Agreement may be assigned without recourse, in whole or in part, by the Company or BGC to any of their Affiliates or to any successor in interest of the Company or BGC by merger, consolidation, reorganization or otherwise.

(c)                               Except as specifically provided in Section 8 above and in this Section 12(c), nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity, other than the Parties, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Parties acknowledge and agree that each of the Company’s and BGC’s Affiliates, any successor in interest to the Company, BGC or any of their Affiliates by merger, consolidation, reorganization, or otherwise, and each of their respective successors and permitted assigns are intended third party beneficiaries of this Agreement entitled to enforce the terms and conditions of this Agreement and entitled to all legal and equitable remedies in the event Executive breaches or threatens to breach, or otherwise violates, any of the Covenants or other provisions of this Agreement. For avoidance of doubt, for purposes of this Section 12(c), successors and permitted assigns shall be limited to those successors and permitted assigns provided for in Section 12(b) of this Agreement.

(d)                             This Agreement may be executed in various counterparts, including by facsimile or .pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)                               The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 of this Agreement will survive the termination of Executive’s employment in accordance with their terms.

(f)                                This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and will be administered, construed, and interpreted in accordance with such intent.

If any provision of this Agreement needs to be revised to satisfy the requirements of Code Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement.  Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Code Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  Notwithstanding anything in this Agreement to the contrary, to the extent Executive is considered a “specified employee” (as defined in Code Section 409A and Treas. Reg. §1.409A-1(c)(i) or any similar or successor provision) and would be entitled to a payment during the six (6)-month period beginning on Executive’s date of termination that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exception, the payment will not be made to Executive until the earlier of the six (6)-month anniversary of Executive’s date of termination or Executive’s death and will be accumulated and paid on the first day of the seventh month following the date of termination.  The Company and BGC do not guarantee that any payments made in connection with the Agreement will satisfy all applicable provisions of Code Section 409A.

Section 13.                        Notices.

All notices pursuant to this Agreement shall be in writing and delivered by (a) hand, (b) overnight delivery, or (c) certified or registered mail, return receipt requested, postage prepaid to the address set forth below. All notices shall be effective (i) upon receipt when delivered by hand, (ii) on the next business day when delivered by overnight delivery, or (iii) on the third business day after the day on which mailed by certified or registered mail.

Any notice to the Company or BGC hereunder will be sent to:

Stephen M. Merkel, Esq.

Executive Managing Director

and Chief Legal Officer

BGC Partners, L.P.

499 Park Avenue

New York, New York 10022

Tel: (212) 829-4829

Fax: (212) 829-4708

Email:  smerkel@bgcpartners.com

Any notice to Executive hereunder will be sent to the address then on file for Executive with the Company and:

Jeffrey R. Poss, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Tel: (212) 728-8536

Fax: (212) 728-9536

Email: jposs@willkie.com

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

GFI GROUP INC.

By:
Name:
Title:

BGC PARTNERS, L.P.

By:
Name:
Title:

MICHAEL GOOCH

[Signature page to Employment Agreement, dated as of April 15, 2015, by and between
 GFI Group Inc., BGC Partners, L.P. and Michael Gooch]